Exhibit 10(zz)

ADDENDUM TO THE

EMPLOYMENT AGREEMENT

BETWEEN

SHARON KOCHAN,

PERRIGO COMPANY AND

AGIS INDUSTRIES (1983) LTD.

This ADDENDUM, dated as of July 16, 2007, to the Employment Agreement dated as of November 14, 2004, is between Perrigo Company (the “Company”), and Sharon Kochan (the “Executive”).

The Executive, the Company and Agis Industries (a former subsidiary of the Company which is no longer in existence) previously entered into an Employment Agreement dated as of November 14, 2004 (the “Employment Agreement”) that sets forth the terms and conditions of Executive’s employment with the Company.

The Company desires to promote the Executive to the position of Executive Vice President – US Generics, effective as of March 20, 2007 (the “Effective Date”), under the terms set forth in this Addendum.

In conjunction with the promotion, the Executive has agreed to transfer his employment to the United States from his current location in Israel to work in the Company’s New York offices at which time he shall become an employee on the Company’s U.S. payroll.

This Addendum amends the Employment Agreement to set forth the agreement between the Executive and the Company regarding his new position as Executive Vice President – US Generics, the compensation and benefits that the Executive shall receive from the Company pursuant to his new position, and the benefits the Executive shall receive from the Company during the two-year period the Executive is employed by the Company in the United States under the Company’s International Assignment Policy. The period beginning on August 8, 2007 and ending on August 8, 2009 is referred to as the “International Assignment Period.”

NOW THEREFORE, the Company and the Executive hereby agree that the terms and conditions set forth below shall apply with respect to the Executive’s employment position with the Company.

To the extent that there are inconsistencies between this Addendum and the Employment Agreement, the provisions of this Addendum shall control and shall supersede the applicable provisions of the Employment Agreement. Any capitalized terms not defined herein shall have the meanings given those terms in the Employment Agreement.

Effective as of the Effective Date the following provisions shall apply:

1.	The Executive’s Salary shall be $300,000 per year.

2.	The Executive’s target bonus under the MIB shall be $160,000 per year.

3.	The Executive’s long-term compensation target shall be $200,000 per year.

4.	In March 2007, the Executive received an award of restricted stock with an aggregate fair market value of $100,000 as of the date of the grant.

5.	The Executive shall receive vacation in accordance with his current vacation schedule.

Effective as of the first day of the International Assignment Period and continuing while the Executive is employed by the Company in the United States during the International Assignment Period, the following provisions shall apply:

1.	The initial Agreement Term of the Employment Agreement which would have expired on March 17, 2008, shall be extended until March 17, 2010. Thereafter, the Employment Agreement shall automatically be extended for additional 24-month periods, unless either party to the Employment Agreement provides notice of non-renewal to the other party at least 120 days before the last day of the Agreement Term.

2.	The Executive shall be covered by the Company’s International Assignment Policy during the International Assignment Period.

3.	The Executive shall receive an international assignment allowance under the Company’s International Assignment Policy equal to $5,800 per month to pay for his housing costs. The Executive shall also receive, as and when he receives his monthly international assignment allowance, an additional tax gross-up amount equal to the federal, state and local income and payroll taxes that the Executive incurs on the international assignment allowance, and on the amount paid as a gross-up payment. It is expected that the Executive shall maintain his current home in Israel while on assignment in the United States.

4.	The Executive shall be provided an automobile allowance of $700 per month for one vehicle. The Executive shall also receive, as and when he receives his automobile allowance, an additional tax gross-up amount equal to the federal, state and local income and payroll taxes that the Executive incurs on the automobile allowance, and on the amount paid as a gross-up payment.

5.

The Company shall reimburse 100% of the cost to provide equivalent education for the Executive’s children who are enrolled in an accredited school in kindergarten through the 12th grade. Reimbursable expenses shall include tuition, books, enrollment fees, and reasonable transportation costs to and from school.

6.

The Executive shall be entitled to receive cash in lieu of the following benefits, which shall be payable in bi-weekly installments pursuant to the Company’s normal payroll practices: a Management Insurance Fund benefit equal to 5% of the Executive’s Salary; a Disability Insurance (loss of ability to work) benefit equal to 1.8% of the Executive’s Salary; an Education Fund benefit equal to 7.5% of the Executive’s Salary and a Severance benefit equal to 8.33% of the

Executive’s Salary. The cash payments provided under this section shall be taxable compensation in the United States to the Executive and the Executive shall be responsible for the taxes due with respect to the payments. The annual amount payable under this section shall be offset by (i) any profit sharing contribution made to the Company’s Profit Sharing and Investment Plan on behalf of the Executive and (ii) an amount equal to the maximum 401(k) matching contribution that could be made for the Executive under the Profit Sharing and Investment Plan for the year, irrespective of whether or not the Executive actually receives any matching 401(k) contributions for the year under the Plan.

7.	The Executive shall receive a foreign tax allowance that shall ensure that the Executive pays no more in taxes than he would have paid had the Executive remained employed in Israel during the International Assignment Period. In addition, the Company shall employ a firm to complete any tax forms required by the U.S. and Israeli governments.

8.	The Executive shall receive relocation and repatriation assistance, including surface shipment of household goods and air transportation of personal effects, pursuant to the Company’s International Assignment Policy. The Executive shall be entitled to receive a lump sum relocation allowance of $5,000 prior to his departure to cover incidental moving expenses and personal costs, pursuant to the Company’s International Assignment Policy.

9.	If requested by the Executive, the Company shall provide the Executive and his family with a cultural orientation with respect to United States social culture, moral codes, lifestyles, food and language. The Company shall also provide language instruction on an as-needed basis.

10.	In addition to vacation, the Executive shall receive five additional paid days for home leave per year.

11.	The Executive shall be entitled to paid holidays based upon the holiday schedule applicable to the Company’s United States employees. The Company shall pay reasonable airfare for the Executive and his spouse and children to return to Israel twice each year. If pre-approved, the Executive may use his home leave to travel to another location in lieu of travel to Israel. In such event, the Executive shall be reimbursed for travel expenses up to the cost of coach airfare to Israel.

12.	At the conclusion of the Executive’s international assignment in the United States, the Executive shall be provided with relocation assistance comparable to the assistance the Executive received in moving to the United States.

13.

The Executive’s expatriate status under the Company’s International Assignment Policy shall continue for two years from the first day of the International Assignment Period. If the Executive remains in an executive role with the Company after that time in the United States, the Executive shall no longer be considered on international assignment and his international allowances payable during the International Assignment Period, as provided in this Addendum, shall end. At that time, the Executive’s salary and benefits shall be based upon the then current U.S. Company compensation policy (including the Company’s policy not to enter into employment agreements with senior executives; therefore, the Executive’s Employment Agreement will cease to be in effect as of the end of the extended Initial Agreement Term.

Notwithstanding any provisions of the Employment Agreement or the Addendum to the contrary, the following provisions shall also apply to the Executive:

1.	Notwithstanding anything in the Employment Agreement or MIB Plan to the contrary, if the Executive is entitled to a pro rata bonus payment under the MIB Plan upon his separation from service, as provided in the Employment Agreement, the pro rata bonus payment shall be paid within two and a half months after the fiscal year ends.

2.	If the Executive is subject to United States income tax with respect to any compensation payable under the Employment Agreement (including this Addendum) and if section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) applies to such compensation, the compensation shall be paid in accordance with section 409A of the Code. Notwithstanding anything in the Employment Agreement or this Addendum to the contrary, if the Executive is a key employee of a publicly traded corporation under section 409A at the time of his separation from service and if payment of any amount under the Employment Agreement or this Addendum is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A and the regulations issued thereunder.

3.	For purposes of section 409A, the right to a series of installment payments under the Employment Agreement or this Addendum shall be treated as a right to a series of separate payments.

4.

All reimbursements and in kind benefits, if any, provided under the Employment Agreement or this Addendum which are subject to section 409A shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

5.	This Addendum contains the entire understanding of the parties as it relates to the compensation and benefits to be provided to the Executive in connection with his employment with the Company pursuant to his international assignment in the United States and supersedes all prior agreements and understandings relating to the subject matter hereof (other than the Employment Agreement, to the extent not inconsistent with this Addendum, and other than the Executive’s Noncompetition and Nondisclosure Agreement). This Addendum may not be amended except by a written instrument hereafter signed by the Executive and the Chief Executive Officer of the Company.

6.	This Addendum and the performance hereof shall be construed and governed in accordance with the laws of the State of Michigan, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Addendum to the Employment Agreement to be duly executed as of the date first above written.

PERRIGO COMPANY		SHARON KOCHAN

By:	/s/ Michael R. Stewart	/s/ Sharon Kochan
Name:	Michael R. Stewart
Title:	SVP Global Human Resources

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